Exhibit 99.1

CSP Inc. REPORTS FISCAL 2021 SECOND QUARTER RESULTS; SIXTH CONSECUTIVE QUARTER OF YEAR-OVER-YEAR GROSS MARGIN IMPROVEMENT

Proactive Customer Engagement and Maintenance of Organizational Infrastructure During Pandemic Leads to Emerging Revenue Opportunities and Increased Profitability

LOWELL, Mass., May 11, 2021 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, reported financial and operating results for the fiscal 2021 second quarter and provided a business update.

Second Quarter Operating Highlights and Recent Achievements

●	Continued positive impact of a favorable revenue mix led to a gross margin improvement of 4.0 percentage points compared to the year-ago fiscal second quarter.
●	Two leading manufacturing organizations commence implementation of cyber security solutions in multiple facilities.
●	ARIA ADR receives purchase orders from several customers.
●	Balance sheet remains strong and provides resources to achieve growth and profitability objectives.

“We delivered robust sequential revenue growth of 24% and reported our sixth consecutive quarter of gross margin improvement by focusing on the aspects that make CSPi a successful organization – client engagement and providing customers with the solutions that help them improve their overall businesses,” commented Victor Dellovo, Chief Executive Officer. “Our ability to quickly identify unique solutions for emerging cybersecurity concerns, such as the global attack that transpired in late 2020, demonstrates our commitment to develop compelling solutions to meet today’s threats.  For example, our novel ARIA ADR was only introduced a few months ago and we have already received several purchase orders within the past 30 days. Based on the tremendous market feedback and building pipeline for this product, we expect more orders in the coming quarters.”

“We continue to be engaged with our customers and prospects and I believe these multiple touch points will allow us to emerge from the pandemic’s disruption quicker than most competitors. For example, Florida is experiencing a rebound as more businesses reopen and we would expect to capitalize on this momentum since many of our customers are in the state. The entire CSPi team has done a superb job to get us through the storm and buoyed by a solid balance sheet, we continue to have the resources to execute our operating strategies and benefit greatly as customers seek to upgrade their critical infrastructure needs.”

Fiscal Year 2021 Second Quarter Results

Revenue for the fiscal second quarter was $14.1 million, compared to $16.9 million in the year-ago fiscal second quarter, and a 24% increase compared to fiscal 2021 first quarter as the Company continues to navigate the impact of COVID-19. Gross profit for the fiscal second quarter was $4.4 million, or 31% of sales, compared with $4.5 million, or 27% of sales, in the year-ago fiscal second quarter, reflecting improved product gross margin percentage plus a mix of higher margin services business. The $723 thousand of income tax expense was primarily driven by an increase in valuation allowance for deferred tax assets which is a non-cash item offset by a benefit for the effect of a change in the tax law allowing immediate deduction of the covered expenses incurred through the PPP loan. The Company reported a net loss of $(0.8) million in the second fiscal quarter, or $(0.20) per share, compared with a net loss of $(0.7) million, or $(0.18) per share for the second quarter of fiscal 2020. Excluding income taxes expense and the negative impact of currency exchange of $(154) thousand, we would have reported a slight net income of $30 thousand for the quarter.

The Company had cash and cash equivalents of $20.4 million as of March 31, 2021, an increase of approximately $0.5 million compared with cash and cash equivalents on December 31, 2020.

Exhibit 99.1

Fiscal Year 2021 Six Month Results

Revenue for the six months ended March 31, 2021 was $25.5 million compared with revenue of $33.7 million.  COVID-19 business disruption began to primarily impact the Company’s results in the second half of fiscal 2020, but the entire six-month period ended March 31, 2021 was affected by the pandemic causing lower revenue from the same prior year period. Gross profit for the six months ended March 31, 2021 was $7.7 million, or 30% of sales, compared with $8.5 million, or 25% of sales, reflecting a more favorable product mix. The $833 thousand of income tax expense was primarily driven by an increase in valuation allowance for deferred tax assets which is a non-cash item offset by a benefit for the effect of a change in the tax law allowing immediate deduction of the covered expenses incurred through the PPP loan. The Company reported net income of $0.3 million for the six months ended March 31, 2021, or $0.07 per share ($0.07 per diluted share) compared with a net loss of $(1.3) million, or $(0.32) per share for the six months ended March 31, 2020. The 2021 fiscal first quarter includes a gain on debt forgiveness of the Paycheck Protection Plan SBA Loans at the TS and HPP segment totaling $2.2 million, which was established as part of the “CARES Act” loan.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9173, or 785-424-1667 and using the conference ID: CSPQ221 when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, in addition, we just launched ARIA CloudADR to help provide organizations with COVID-19 tightened budgets, a lower entry cost solution to help protect against cybersecurity threats. As such, we believe we have a substantial opportunity ahead of us as our fiscal year unfolds, we continue to weather the COVID-19 impacts, and with a solid balance sheet we believe we have the resources to manage the business and are positioned to execute our operating strategies when our target customers are able to introduce new solutions into their operations. Based on the tremendous market feedback and building pipeline for this product, we expect more orders in the coming quarters. Florida is experiencing a rebound as more businesses reopen and we would expect to capitalize on this momentum since many of our customers are in the state.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors,

Exhibit 99.1

competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2021	September 30, 2020
	(Unaudited)
Assets
Current assets:
Cash and short-term investments	$20,397	$19,264
Accounts receivable, net	15,168	13,362
Inventories	4,221	5,285
Other current assets	4,991	3,678
Total current assets	44,777	41,589
Property, equipment and improvements, net	891	1,047
Operating lease right-of-use assets	1,686	2,014
Long-term receivable	7,818	3,642
Other assets	4,248	5,353
Total assets	$59,420	$53,645

Liabilities and Shareholders’ Equity
Current liabilities	$13,789	$12,977
Pension and retirement plans	6,834	6,471
Operating lease liabilities	1,074	1,390
Notes Payable	1,032	2,485
Other non-current liabilities	5,890	788
Shareholders’ equity	30,801	29,534
Total liabilities and shareholders’ equity	$59,420	$53,645

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	March 31,	March 31,	March 31,	March 31,
	2021	2020	2021	2020
Sales:
Product	$10,976	$13,146	$19,384	$26,705
Services	3,112	3,737	6,092	7,036
Total sales	14,088	16,883	25,476	33,741

Cost of sales:
Product	8,553	11,033	15,502	22,637
Services	1,167	1,367	2,228	2,590
Total cost of sales	9,720	12,400	17,730	25,227

Gross profit	4,368	4,483	7,746	8,514

Operating expenses:
Engineering and development	762	716	1,491	1,388
Selling, general and administrative	3,727	3,910	6,913	7,671
Total operating expenses	4,489	4,626	8,404	9,059

Operating (loss) income	(121)	(143)	(658)	(545)

Other income (expense), net	(3)	580	1,795	372

(Loss) income before income taxes	(124)	437	1,137	(173)

Income tax expense (benefit)	723	1,169	833	1,099

Net income (loss)	(847)	(732)	304	(1,272)
Net income (loss) attributable to common stockholders	$(847)	$(732)	$289	$(1,272)

Net (loss) income per share – basic	$(0.20)	$(0.18)	$0.07	$(0.32)
Weighted average shares outstanding – basic	4,158	4,036	4,117	3,999

Net (loss) income per share – diluted	$(0.20)	$(0.18)	$0.07	$(0.32)
Weighted average shares outstanding – diluted	4,158	4,036	4,202	3,999